Exhibit 99.1

PRESS RELEASE
June 29, 2007
For further information contact:
Paul F. Bognanno
President and Chief Executive Officer
North Central Bancshares, Inc.
825 Central Avenue
Fort Dodge, Iowa 50501
515-576-7531

NORTH CENTRAL BANCSHARES, INC. ANNOUNCES APPOINTMENT OF
PAUL F. BOGNANNO AS CHIEF EXECUTIVE OFFICER OF NORTH CENTRAL BANCSHARES, INC. AND FIRST FEDERAL SAVINGS BANK OF IOWA.

Fort Dodge, Iowa, June 29, 2007 - North Central Bancshares, Inc. (Nasdaq: "FFFD") (the "Company"), the holding company for First Federal Savings Bank of Iowa (“Bank”), announced today that Paul F. Bognanno was appointed as President and Chief Executive Officer of North Central Bancshares, Inc. effective July 1, 2007.  Mr. Bognanno was also appointed as Chief Executive Officer of First Federal Savings Bank of Iowa effective July 1, 2007.

Mr. Bognanno joined the Company and Bank board of directors in 2005 and has served as Senior Executive Vice President of the Company since February 1, 2007.  Previously he was employed by the Principal Financial Group and its predecessors Principal Mutual Life Insurance Company and Bankers Life Company from 1973 to 2004.  From 1993 to 2004, he was President and CEO of Principal Residential Mortgage, Inc. a subsidiary of the Principal Financial Group.   At the time of its sale to CitiMortgage, Inc. on July 1, 2004, Principal Residential Mortgage, Inc. had a mortgage servicing portfolio of $120 billion.  From 2000 to 2003, Mr. Bognanno also served as Chairman of the Board of Principal Bank, an OTS regulated savings bank wholly owned by the Principal Financial Group.  Mr. Bognanno is a graduate of Indiana University and resides in Des Moines, Iowa.

Mr. Bognanno succeeds David M. Bradley in these positions.  Mr. Bradley will continue to serve as Chairman of the Board of North Central Bancshares, Inc. and First Federal Savings Bank of Iowa in an executive officer position.  Mr. Bradley has been employed by the Bank since 1982 and has served as its CEO since 1992.  He has served as the President and CEO of North Central Bancshares, Inc. since its inception in December 1995.  He became Chairman of the Board of North Central Bancshares, Inc. and the bank as of January 1, 1997.

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“Paul Bognanno is a dedicated professional with exceptional organizational and financial services skills and experience,” said Mr. Bradley.  “I am excited about the opportunity to continue to work with Paul and our dedicated staff to achieve our strategic goals in an increasingly competitive industry.”

Mr. Bradley also announced that North Central Bancshares, Inc. recently was ranked eighth in the SNL Financial national ranking of the 110 smallest publicly traded thrifts by asset size.  The ranking of the 25 most profitable thrifts in the U.S. was published in the May 2007, edition of SNL ThriftInvestor and was based on the financial performance and ratios for fiscal year 2006. No other Iowa-based savings bank was recognized in the top 25.

North Central Bancshares, Inc., with over $515 million in assets as of December 31, 2006, is the holding company for First Federal Savings Bank of Iowa, a federally chartered stock savings bank.  First Federal is a community-oriented institution serving Iowa through 11 full service locations in Fort Dodge, Nevada, Ames, Ankeny, Perry, Clive, West Des Moines, Burlington and Mt. Pleasant, Iowa.  First Federal's deposits are insured by the Federal Deposit Insurance Corporation up to the full extent permitted by law.